EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Michelle Clemente	Gary Hanson
(602) 286-1533	(602) 286-1777

Jeffrey S. Beyersdorfer
(602) 286-1530

WESTERN REFINING LOGISTICS, LP
ANNOUNCES QUARTERLY CASH DISTRIBUTION

EL PASO, Texas - May 1, 2015 - The Board of Directors of the general partner of Western Refining Logistics, LP (NYSE: WNRL) declared a quarterly cash distribution for the first quarter 2015 of $0.3475 per unit, or $1.39 per unit on an annualized basis. This distribution represents a 4.5% increase over the quarterly distribution of $0.3325 per unit paid in February 2015, and a 21% increase over the minimum quarterly distribution. The first quarter distribution will be paid on May 26, 2015, to all unitholders of record at the close of market on May 15, 2015.
About Western Refining Logistics, LP
Western Refining Logistics, LP is a principally fee-based, growth-oriented master limited partnership formed by Western Refining, Inc. (NYSE:WNR) to own, operate, develop and acquire terminals, storage tanks, pipelines and other related businesses. Headquartered in El Paso, Texas, WNRL's assets include approximately 300 miles of pipelines, approximately 8.0 million barrels of active storage capacity, distribution of wholesale petroleum products and crude oil trucking.

More information about Western Refining Logistics is available at www.wnrl.com.

This release is intended to serve as qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of Western Refining Logistics' distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Western Refining Logistics' distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.